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                                                                    Exhibit 5.1

                                          September 13, 1996

Astea International Inc.
455 Business Center Drive
Horsham, PA 19044

  Re: Astea International Inc.
      Registration Statement on Form S-3

Ladies and Gentlemen:

  We are acting as counsel for Astea International Inc., a Delaware corporation (the "Company"), in connection with the registration on a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the offer and sale of up to 1,500,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") to be sold by certain former stockholders (the "Selling Stockholders") of Bendata, Inc. ("Bendata"). The Shares were issued to the Selling Stockholders in connection with the Company's merger with Bendata on February 27, 1996.

  We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

  Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                       Very truly yours,

                                       TESTA, HURWITZ & THIBEAULT, LLP